Exhibit 4.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS AND ASTERISKS BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Mobile Copyright Authorization Cooperation Agreement

Party A: Beijing Yicheng Tianxia Technology Co., LTD

Contact Address: Room 316,3rd Floor, No.1106 Huihe South Street, Banbidian Village, Gaobeidian Township, Chaoyang District, Beijing

Contact: Liu Lijun

Contact number: 18618186111

Contact email: ljliu@139.com

Party B: Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

Contact Address: Room 108, Building 3, No.1999 Jinxiu East Road, Shanghai Contact: Li Yan

Contact number: 021-61065171

Contact email: service@ectv.cloud

In accordance with the Civil Code of the People’s Republic of China and relevant legal provisions, and by pooling their respective strengths while adhering to the principles of equality, voluntariness, fairness, and good faith, both parties have reached the following agreement through friendly consultations. They will collaborate closely to achieve resource sharing and mutual benefit in the context of “mobile application copyright cooperation”:

Article 1: Authorized Works

1.1	The authorized works encompass both completed and unfinished content, with the specific works defined in Appendix 1, the “Product Cooperation Agreement,” separately signed by both parties.

1.2	Unless otherwise specified, authorized works include the components described in Section 1.1.

1.3	Party B holds complete, independent, lawful, and valid copyright over the authorized works, as well as all legitimate rights and interests required for granting authorization to Party A and engaging in cooperation under this Agreement.

Article 2: Scope of Authorization

2.1	Authorized Area

Chinese mainland region.

2.2	Authorization Period

The authorization period for the work shall be governed by Appendix 1, the “Product Cooperation Agreement,” separately executed by both parties, and shall not be subject to the expiration of this agreement.

2.3	Nature of Authorization

Proprietary license; the licensee may sub license it, but only for mobile device use.

2.4	Authoritative Right

(1)	Film and television adaptation rights: These include the right of reproduction, distribution rights, adaptation rights (covering but not limited to films, web films, TV series, online TV series, and microfilms), compilation rights, as well as all rights required for the public release, reproduction, broadcasting, and dissemination of film and television works via wireless or wired means.

(2)	Anime adaptation rights: These include reproduction rights, distribution rights, adaptation rights (covering formats such as animation, comics, and anime merchandise), compilation rights, as well as all necessary rights to publicly publish, reproduce, broadcast, or distribute anime products via wireless or wired means.

(3)	Game adaptation rights: These include the rights of reproduction, distribution, and adaptation (covering all possible formats such as web games, mobile games, and client-based games), as well as all necessary rights for the public release, reproduction, broadcasting, and dissemination of the game product via wireless or wired means.

(4)	Audio adaptation rights: The right to independently or through a third party produce the licensed work into an audiobook, along with the rights to reproduce, distribute, disseminate via information networks, broadcast, and sub license the completed audiobook.

(5)	Derivative product development rights: These encompass the authority to independently or through third-party delegation or authorization to design, produce, manufacture, sell, promote, and market physical and virtual electronic products (hereinafter referred to as “copyright derivatives”) based on the work’s narrative and visual elements.

(6)	Right of communication through information networks: The right to provide works to the public via wired or wireless means, enabling the public to access the works at their personally chosen time and place.

(7)	Other rights enjoyed under the Copyright Law.

(8)	The aforementioned rights all include sub-licensing.

Article 3: Cooperation Matters

3.1	Both Party A and Party B have entered into a copyright licensing agreement based on Party B’s extensive content resources, including texts, books, animations, comics, videos, audiobooks, and digital reading products. Party B grants Party A the license to use the copyrighted works, and Party A shall exercise the copyright rights within the authorized scope and duration in accordance with the law.

3.2	Party A holds full copyright rights over works adapted or produced from authorized works; however, in exercising these rights, Party A must not infringe upon the legitimate rights and interests of Party B or the original copyright holders.

3.3	Party A obtains the copyright to the works authorized by Party B by paying a “copyright fee” to Party B.

3.4	Within 10 working days from the date Party B delivers the copyright, both parties shall jointly affix their official seals to the “Mobile Device Copyright Acceptance Confirmation Letter” for confirmation.

Article 4: Rights and Obligations of Party A

4.1	Upon execution of this Agreement, Party A shall exercise the relevant rights to the licensed works within the authorized scope and duration as stipulated by law. Where Party A may sub license the authorized rights, neither Party A nor the sublicensed party shall be required to pay any fees to Party B.

4.2	Party B agrees that Party A may make appropriate modifications to the content of the work within the limits prescribed by law, provided that such modifications are made in accordance with adaptation requirements and while respecting the work’s fundamental expression (including characters, imagery, plot, and narrative threads) as well as its thematic intent. However, during the modification process, Party A must not distort or alter the authorized work nor damage the author’s reputation. In the event of a breach of this agreement, Party A shall bear all resulting legal liabilities.

4.3	Party A may formulate adaptation plans in accordance with its business development needs, establishing and implementing rules governing the direction, type, and commercial terms of adaptations.

Article 5: Rights and Obligations of Party B

5.1	As the copyright resource provider, Party B guarantees that the provided copyright resources comply with Chinese laws, regulations, rules, and other normative documents; they contain no prohibited content, nor any material that is forbidden from production, reproduction, or dissemination—including reactionary or obscene material—and do not infringe upon any third party’s legitimate rights and interests. When necessary, Party B shall provide Party A with valid rights certification documents.

5.2	During the term of the agreement, Party B shall not assign the copyright resources exclusively granted to Party A to any third party or use them independently. When granting any additional licenses for the licensed works, Party B must notify Party A in advance to ensure the smooth exercise of Party A’s priority cooperation rights.

5.3	Party B shall be entitled to receive the copyright royalties paid by Party A, with the specific amount and payment method stipulated in Article 6 or Appendix 1 of this Agreement.

5.4	All user inquiries and complaints arising from copyright infringement issues related to the copyrighted materials provided by Party B shall be handled by Party B, which shall promptly and properly resolve such matters referred by Party A.

5.5	Within 10 working days from the date Party B delivers the copyright, both parties shall jointly affix their official seals to the “Mobile Device Copyright Acceptance Confirmation Letter” for confirmation. Should Party A have any objections regarding the copyright or content files of the delivered work, it shall promptly raise them with Party B.

Article 6: Royalty Fees and Settlement Method

6.1	The amount of copyright fees and the settlement method are detailed in Appendix 1, “Product Cooperation Agreement”.

6.2	Information of both Party A and Party B:

Party A’s Invoice Information:

Name: Beijing Yicheng Tianxia Technology Co., Ltd.

Taxpayer Identification Number: [***]

Address: Room 316,3rd Floor, No.1106 Huihe South Street, Banbidian Village, Gaobeidian Township, Chaoyang District, Beijing

Phone: 87709513

Bank: [***]

Account Number: [***]

Invoicing Item: Modern Services * Copyright License Fee

Party B’s Account Information

Company Name: Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

Bank: [***]

Account Number: [***]

Article 7: Term of the Agreement

7.1	This Agreement shall be valid for one year from the date of signature by the legal representatives or authorized representatives of both parties and affixation of the official seal or contract-specific seal. The authorization period for the work shall be determined by the duration specified in the authorized content and shall not be subject to the expiration of this Agreement.

7.2	Upon expiration of the authorization period stipulated in the preceding paragraph, Party A shall have priority in cooperation under equivalent conditions.

Article 8: Intellectual Property Rights

8.1	Party B guarantees that it is the lawful copyright owner of the work and has the right to grant Party A all relevant rights to the work, which are sufficient to support the scope of this agreement, free from any defects, and will not give rise to any disputes for Party A. If the exercise of such rights infringes upon another party’s copyright, Party B shall bear full responsibility; likewise, if Party B’s work contains content that violates another party’s rights to reputation, portrait, name, or similar rights, Party B shall assume full liability. Should such disputes prevent Party A from continuing to exercise the rights under this agreement, Party A shall have the right to request Party B to provide an equivalent quantity and quality of authorized works as substitutes for the defective works, or to demand full refund of the copyright fees corresponding to the defective works.

8.2	During the term of this license, if Party A fails to fulfill the authorized obligations stipulated herein due to its own reasons, resulting in the expiration or termination of the license term, Party A shall cease using the licensed works.

Article 9: Trade Secrets

9.1	Both Party A and Party B undertake to maintain confidentiality regarding all relevant information, materials, or trade secrets obtained during negotiations, consultations, or other forms of communication concerning the cooperation, as well as those acquired during the execution of the cooperative activities. Any disclosure of such information to third parties shall require prior written authorization from the other party.

9.2	Unless otherwise agreed herein, both Party A and Party B shall make every effort to maintain confidentiality regarding all data, technical or commercial information of any kind obtained from the other party in connection with the performance of this Agreement, including any provisions herein and any other collaborative matters between the parties.

9.3	Data and information required by laws and government regulations to be provided to relevant government departments may be supplied by either Party A or Party B, provided that both parties notify each other in writing promptly.

9.4	Both Party A and Party B shall ensure that their directors, senior management personnel, and other employees who have access to the confidential information specified in this Agreement, as well as personnel from their affiliated companies, comply with the confidentiality obligations stipulated herein and shall bear joint and several liability for any infringement committed by such individuals.

9.5	This confidentiality clause shall remain valid regardless of any modification, termination, or early rescission of this Agreement.

Article 10: Liability for Breach of Contract

10.1	Unless otherwise specified in the specific terms of this Agreement, if either party breaches the terms hereof, the non-breaching party shall have the right to demand that the breaching party cease the breach and compensate for all direct losses incurred (including litigation/arbitration fees, attorney fees, investigation and evidence collection costs, etc.) as full liability for breach.

10.2	If Party A delays payment of the royalty fees stipulated in this Agreement, for each day of delay, Party A shall pay Party B a late payment penalty of 0.03% of the outstanding amount, with a maximum cap of 15% of the total contract price. If Party A fails to make payment for more than 30 days, Party B shall have the right to terminate this Agreement.

If Party B fails to submit the ownership certification documents and materials required by Party A by the deadline, Party B shall pay Party A a penalty of 0.03% of the total copyright fee stipulated in the contract for each day of delay, with the maximum penalty not exceeding 15% of the total contract amount. If Party B delays delivering such documents and materials for more than 30 days, Party A shall have the right to terminate this agreement.

This Agreement shall become legally binding upon execution by both parties. Unless otherwise specified herein, neither party may modify, rescind, or terminate this Agreement without the written consent of the other party.

10.3	For the licensed works, Party A shall only enjoy the rights granted by Party B as stipulated in this Agreement and the License Agreement, and shall not use the licensed works beyond the scope permitted herein. In the event of Party A’s breach of this agreement, Party B shall have the right to unilaterally terminate this Agreement and claim full compensation for all losses incurred by Party B as a result.

10.4	Except in cases of force majeure, if a breach by either party renders this Agreement impossible to perform in full, impossible to continue performance, or rendering performance meaningless, the non-breaching party shall have the right to amend or terminate this Agreement, and the breaching party shall bear liability for breach of contract, including compensation for losses. Where both parties are at fault, each party shall bear its respective liability for breach of contract in proportion to its degree of fault.

10.5	If Party B’s provided content constitutes a violation of law or other grounds warranting penalties imposed by national law enforcement or regulatory authorities against Party A, Party B shall assist Party A in submitting reasonable explanations to such authorities. Should this result in economic losses to Party A, Party B shall be liable for compensation.

10.6	Any tolerance, grace period, or delay granted by one Party in exercising its rights under law or this Agreement in response to any breach by the other Party shall not be deemed a waiver of such rights by that Party.

Article 11: Force Majeure

11.1	Force majeure refers to any event that occurs after the execution of this Agreement and is beyond the control or ability of either or both parties, or although foreseeable, cannot be avoided, and renders any party unable to perform this Agreement in whole or in part. Force majeure includes, but is not limited to, strikes, employee disturbances, explosions, fires, floods, earthquakes and other natural disasters; wars; public riots; acts of sabotage; expropriation; confiscation; sovereign acts of the government; changes in law; failure to obtain government approval for relevant matters; mandatory government regulations or requirements; loss of copyright; and other significant or unforeseen events.

11.2	In the event of a force majeure event that impedes the performance of this Agreement, the affected party shall notify the other party without delay through the most convenient means and, within fifteen (15) days from the occurrence of such event, provide the other party with a detailed written report and feasible solutions, while promptly taking all reasonable measures to mitigate the impact of the force majeure and minimize losses incurred by the affected party. The other party shall have the right, based on the impact of the force majeure event on the performance of this Agreement, to decide whether to terminate or postpone its performance, or to partially or fully release the affected party from its obligations under this Agreement.

11.3	If a force majeure event persists for more than ninety (90) days, both parties shall engage in amicable negotiations to reach a mutually acceptable solution.

Article 12: Dispute Resolution

12.1	The signing, validity, interpretation, performance, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

12.2	Any disputes arising from the execution of this Agreement shall first be resolved through friendly negotiations between Party A and Party B. If negotiations fail, the matter shall be submitted to the Beijing Arbitration Commission/Beijing International Arbitration Institute for arbitration in accordance with its arbitration rules. The arbitral award is final and binding on both parties.

Article 13: Notice

13.1	All notifications or written communications between the parties must be drafted in Chinese and sent by fax, personal delivery (including express mail), registered mail, or email, unless otherwise changed by prior written notice. All notifications and correspondence shall be addressed to the homepage or the appropriate mailing address specified in the agreement.

13.2	For notifications and letters delivered by fax, the delivery time shall be determined by the exact time recorded in the fax transmission log, unless the fax was sent after 5:00 PM on the same day, or if the recipient’s location is on a non-working day, the delivery date shall be the next working day according to the recipient’s local time. For emails, delivery is deemed effective upon the email’s entry into the recipient’s designated email system. For deliveries made by designated person (including express delivery services), the timeframe is determined by the date of receipt signed by the recipient; for registered mail, the receipt issued by the post office serves as proof, with the period calculated as five (5) working days from the date of dispatch.

Article 14: Others

14.1	Any amendments, renewals, or other matters not expressly stipulated herein shall be determined through mutual consultation and formalized in a written agreement. The early termination of this Agreement shall not affect the rights and obligations already accrued by either party pursuant to this Agreement prior to the date of termination.

14.2	This Agreement shall become effective upon being sealed by both parties. Matters not specified herein shall be governed by the current legal provisions of China. In the event of any contradictions or defects in the provisions of this Agreement, the validity of the Agreement shall not be affected. Both parties shall determine the meaning of the Agreement’s terms in accordance with the language used herein, relevant clauses, the purpose of the Agreement, trade practices, and the principle of good faith.

14.3	The attachment is inseparable from this Agreement and has equal legal effect.

14.4	For matters not covered herein, Party A and Party B shall mutually agree through friendly consultation and confirm them in a written supplementary agreement. Such supplementary agreement shall form an integral part of this Agreement and have equal legal force therewith.

14.5	This agreement is executed in four original copies: three copies for Party A and one copy for Party B. Both parties shall rely on their respective agreements as evidence, and each copy shall have equal legal force.

14.6	The components of this Agreement include the main text of the Agreement and its annexes:

Appendix 1: Product Cooperation Agreement

Appendix 2: Mobile Device Copyright Acceptance Confirmation Letter

(No further text follows below.)

Party A	Party B
Beijing Yicheng Tianxia Technology Co., Ltd.	Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

Legal Representative / Authorized Person: (Signature and Seal)	Legal Representative / Authorized Person: (Signature and Seal)

Date: December 26, 2024	Date:

Appendix 1: Product Cooperation Agreement

Product Cooperation Agreement

Party A: Beijing Yicheng Tianxia Technology Co., Ltd.

Party B: Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.

I. Pursuant to the “Mobile Device Copyright Resource Authorization Cooperation Agreement” executed by both Party A and Party B, this “Product Cooperation Agreement” serves as Appendix 1 to said agreement and constitutes an integral part thereof.

II. Both Party A and Party B hereby specify the cooperative product information under this Product Cooperation Agreement as follows:

Order number	Work Title	Work Type	A byline	Product Category	Authorization start date	Authorization Deadline	Copyright fee (Unit: Yuan)
1
2
3

(Note: Authorized works include the aforementioned works and subsequent updates, specifically comprising but not limited to the titles and characters of the works.)

III. Elements such as images, character names, item appearances or graphics, item names, storylines, scenes, 3D model files, sound effects, music, dialogues, voiceovers, and text descriptions.

IV. The total copyright royalty amount for the cooperative product, including tax, is RMB. Yuan (in capital letters: Renminbi) In full yuan, Party A shall pay the amount to Party B’s designated account via bank transfer within 60 working days after Party B provides Party A with a special VAT invoice (rate: 6%) equivalent to the copyright fee, which has been verified by Party A as valid, and after Party A raises no objections to the work’s copyright or content files.

V. Party B shall, within 20 working days after the execution of this Product Cooperation Agreement or within any alternative timeframe agreed upon by both parties, deliver to Party A the copyright certification documents, authorization letters, and other materials required by Party A for the aforementioned cooperative products, subject to Party A’s acceptance.

VI. This Product Cooperation Agreement is executed in duplicate, with each party holding one copy. It shall take effect upon signing and carry equal legal force. In case of any discrepancy with the main agreement, the provisions herein shall prevail.

Party A (Seal):	Party B (Seal):

Date: Year Month Day	Date: Year Month Day

Appendix 2: Mobile Phone Copyright Acceptance Confirmation Letter

Mobile Device Copyright Acceptance Confirmation Letter

Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd.:

Pursuant to the “Mobile Device Copyright Resource Authorization Cooperation Agreement” signed by both parties and Appendix 1, the “Product Cooperation Agreement,” your company has fulfilled its obligations as stipulated in the contract and authorization document by submitting the following materials.

Please submit the copyright and content files of the work to our company. Our company has no objections to the copyright and content files of the work and confirms them.

The list of works is as follows:

Order number	Work Title	Work Type	A byline	Product Category
1
2
3

recipient: Beijing Yicheng Tianxia Technology Co., Ltd. (Seal)

Date:	Year	Month	Day